MEDCATH CONTACTS:
David Crane	James Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS

     CHARLOTTE, N.C., Aug. 6, 2003 – MedCath Corporation (Nasdaq: MDTH), a national provider of cardiovascular services, today announced its operating results for the quarter ended June 30, 2003, its third fiscal quarter.

Third Quarter 2003 Results

     MedCath’s net revenue increased 18.1% to $142.3 million in the third quarter of fiscal 2003 from $120.5 million in the third quarter of fiscal 2002. Income from operations decreased 27.3% to $8.7 million from $11.9 million. Adjusted EBITDA decreased 7.4% to $19.7 million from $21.3 million and net income was $778,000, or $0.04 per diluted share compared to net income of $3.7 million, or $0.20 per diluted share.

     Expenses related to projects under development – pre-opening expenses – totaled $1.9 million in the third quarter of fiscal 2003 compared to $2.0 million in the third quarter of fiscal 2002. Adjusted EBITDA before pre-opening expenses, which management considers an important measure of MedCath’s results of recurring operations, decreased 7.3% to $21.6 million from $23.3 million. These pre-opening expenses had a negative impact on net income of $610,000, or $0.03 per diluted share in both reporting periods.

     Prior year results included two unusual items that collectively increased net revenue in the third quarter of 2002 by $2.2 million, income from operations and Adjusted EBITDA by $770,000 and net income by $650,000, or $0.04 per diluted share.

     During the quarter, the ramp up of MedCath’s two newest hospitals reduced net income by $2.2 million and lowered earnings per diluted share by $0.12. In addition, this quarter’s net income was negatively impacted by $462,000 or $0.03 per diluted share as a result of the increase in medical malpractice insurance cost in the third quarter of fiscal 2003 compared to the third quarter of fiscal 2002.

     “Overall, we are pleased with our operating performance this quarter” said David Crane, MedCath president and chief executive officer. “During the quarter, we experienced solid net revenue growth, which was primarily driven by solid growth in our same facility operating statistics in the areas of cardiac catheterization procedures and surgeries as well as the continued ramp up of Harlingen Medical Center and Louisiana Heart Hospital. In addition, construction of our three hospitals under development continues to progress as expected and we look forward to the opening of our eleventh hospital, The Heart Hospital of Milwaukee, in October.”

Capital Expenditures, Cash Flow and Share Repurchases

     Capital expenditures for the third quarter of fiscal 2003 were $22.8 million compared to $21.8 million for the third quarter of fiscal 2002. Of the $22.8 million in capital expenditures this quarter, $16.3 million related specifically to MedCath’s development activities, compared to $19.2 million for the third quarter of fiscal 2002. Cash flow from operations for the third quarter of fiscal 2003 was $16.3 million, down from $19.3 million for the third quarter of fiscal 2002.

     “We continue to be excited about the investment we are making in our new hospitals as they represent continuing opportunities to provide quality care in these new communities,” said David Crane. “We believe the $16.3 million of capital investment made during the quarter helps position us for continued future growth.”

     During the quarter, we initiated the previously announced $7.5 million share repurchase program. As of June 30, 2003, we had repurchased 68,900 shares at an aggregate cost of $394,303.

Operating Statistics

     Hospital admissions for the third quarter of fiscal 2003 increased 21.1% and adjusted admissions rose 23.0% versus the third quarter of the previous fiscal year. Hospital division net revenue increased 21.8%. Same facility admissions increased 1.5%, adjusted admissions grew 0.8%, inpatient catheterization procedures increased 5.5% and inpatient surgeries increased 7.2% all of which contributed to the increase in same facility hospital division net revenue of 5.0% during the quarter versus the prior year, which included a $2.2 million benefit from an unusual item.

Use of Non-GAAP Financial Measures

     This release contains financial measures of MedCath’s historical and future financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses. Adjusted EBITDA represents MedCath’s net income before interest expense; interest income; taxes; depreciation; amortization; gain or loss on property, equipment and other assets; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. Adjusted EBITDA before pre-opening expenses represents Adjusted EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to gauge the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital resource allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, and Adjusted EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides Adjusted EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to MedCath’s net income.

     Additional information about MedCath’s quarterly results will be available later today during an 11:00 a.m. EDT conference call. In the United States, you may participate by dialing (800) 245-3043. International callers should dial (785) 832-0326. The conference ID for both domestic and international callers is MedCath. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following August 6, 2003 through September 5, 2003. A recorded replay of the call will be available until 5:00 p.m. EDT, August 13, 2003. To access the replay, domestic callers should dial (800) 283-5758 and international callers should dial (402) 220-0863. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, "Investor Relations", then clicking on "News".

     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates ten heart hospitals with a total of 635 licensed beds, located in Arizona, Arkansas, California, New Mexico, Ohio, South Dakota and Texas. MedCath has begun developing its eleventh, twelfth and thirteenth hospitals, which will be located in Milwaukee, Wisconsin; San Antonio, Texas; and Lafayette, Louisiana, respectively. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although our management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 — Risk Factors — to our most recent Annual Report to the Securities and Exchange Commission on Form 10-K. A copy of this annual report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, possible reductions or changes in reimbursement from government or third-party payors that would decrease our revenue, delays in completing construction or delays in or failure to receive required regulatory approvals for new heart hospitals, greater than anticipated losses at new heart hospitals during the ramp-up period, a negative finding by a regulatory organization with oversight of one of our heart hospitals, or material changes in the anti-kickback, physician self-referral or other fraud and abuse laws.